InfoSoft Consultants & Gateway Certifications, Inc. Service Agreement

SERVICE AGREEMENT (“Agreement”) between InfoSoft Consultants (“InfoSoft”) and Gateway Certifications, Inc. (“Gateway”), dated November 1, 2006, whereby InfoSoft shall provide website development and design services for Gateway (“Services”) subject to the following terms, conditions and disclaimers.

InfoSoft agrees to furnish Gateway with the above mentioned services including website maintenance services.

The website will be generated directly from materials that Gateway prepares and furnishes to InfoSoft. InfoSoft understands that this information will be in complete readiness for publication. If it becomes necessary to research or enhance any of the materials provided, InfoSoft will request Gateway’s authorization before proceeding.

InfoSoft estimates that the project will take about 25 hours. InfoSoft agrees to inform Gateway as soon as possible if this estimate cannot be met. A record of hours spent working on this project will be available for review during construction. A copy will also be included in the final invoice.

InfoSoft will inform Gateway of any material items that InfoSoft believes require the review and/or approval of a third party such as consultant, attorney, or programmer, although InfoSoft makes no claims to expertise in such areas.

Service Fees

The fee for the Services is outlined as follows:

1.

Website Development Design:

$800.00

                  Total:

$800.00

Payment Terms

Payments will be made as follows:

Payment of 50% of the total fee is due before website development and design services begin. The remaining 50% balance is due at the completion of the project.

In the event that any amount remains unpaid fifteen days after invoice date, InfoSoft reserves the right to discontinue, withhold, or suspend services.

At any point that the parties to this Agreement undertake to cancel this Agreement, both verbal and written notice must be given and an invoice of unbilled time will be rendered.

Copyright and Content

1.  Gateway MUST own copyright, or have reproductive rights, of all artwork, trade names, photographs, and other materials supplied to InfoSoft for inclusion in the Gateway website. Gateway will have full liability for the consequences of the contents of the Gateway website.

2.  While copyright and full ownership of the completed website belongs to Gateway, it is understood that InfoSoft may, in the future, use the Gateway website in its portfolio as an example of its capabilities, and that InfoSoft may use Gateway’s name on its client list.

3.  InfoSoft withholds the right to refuse publication on the website of any content that InfoSoft determines to be indecent, obscene or offensive towards others.

A signed copy of this agreement, along with the initial payment and prepared materials for website content shall act as consent by Gateway to commence with the provision of the Services described in this Agreement. We look forward to being of service to Gateway Certifications, Inc.

IN WITNESS WHEREOF, the undersigned do hereby execute this Agreement effective the 1st day of November 2006.

 /s/ Deepak Shah

_____________________

Deepak Shah

InfoSoft Consultants

This contract is a legally binding document. Your signature below indicates that you have read and agreed to all parts of this contract.

/s/ Kwajo Sarfoh

___________________

Kwajo Sarfoh, CEO

Gateway Certifications, Inc.